UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

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                                 FORM 8-K

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                              CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Act of 1934 Date of
            Report (Date of earliest event reported): August 19, 2004
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                      SECURED DIVERSIFIED INVESTMENT, LTD.
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             (Exact name of registrant as specified in its charter)

                                     Nevada
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         (State or other jurisdiction of incorporation or organization)

          0-30653                                      80-0068489
  (Commission File Number)                  (IRS Employer Identification No.)

          5030 Campus Drive
     Newport Beach, California                           92660
(Address of Principal Executive Offices)               (Zip Code)

     Registrant's telephone number, including area code: (949) 851-1069
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Item 1.01. Entry into a Material Definitive Agreement.

      (a) On August 19, 2004, the Company entered into an Investor Relations Agreement with Round II Inc. and its principal, Andrew Austin, El Cajon, California, pursuant to which the Company will issue 500,000 shares of restricted common stock to Round II in exchange for providing various investor relations services. Round II will perform certain mailings to the Company's investor base, initiate and respond to telephone calls with such investor base, monitor internet threads regarding the Company, regularly update the Company's profile, supervise press releases and other public communications and other related matters. Additionally, the Company will pay Round II $1,500 per month to cover expenses of such activities. The Company and Round II have not previously engaged in any material relationship and Round II is not an affiliate of the Company.

      (b) On August 19, 2004, the Company also entered into a Stock Purchase Agreement with Seaside Investments, PLC, an Investment Company located in London, England. The stock Purchase Agreement provides that the Company will issue and sell up to 1,400,000 shares of restricted common stock in exchange for a number of Seaside Ordinary Shares. The number of Ordinary Shares to be received will be determined by the fair market value of the Company common stock divided by(pound)1. The fair market value of Company common stock will be the average trading price during the ten trading days preceding the Closing. The Closing is conditioned upon Seaside completing the listing of its Ordinary Shares of the London Stock Exchange and is expected to occur on or before September 30, 2004. If such listing is not completed before September 30, 2004, then the Company may terminate the Stock Purchase Agreement without further obligation or liability. After the Closing, it is anticipated that Seaside will own less than 10% of the outstanding shares of Company common stock and, therefore, will not be deemed to be an affiliate of the Company as such term is defined in the rules and regulations of the Securities and Exchange Commission.

            Commencing in the month during which the Seaside Ordinary Shares are listed on the London Stock Exchange, the Company may sell up to 10% of the Ordinary Shares. Any shares eligible for sale but not sold, may be cumulated and sold in the following month.

            Seaside may not sell the Company's common stock for a period of one year. The Company has agreed to register the shares of common stock for resell by Seaside within one year. If such registration is not timely made, the Company will incur liquidated damages of 3% of the total outstanding shares of Company common stock. Commencing one year after the closing, in any calendar month Seaside may sell shares of Company common stock equal to 15% of the prior month's trading volume; however, Seaside may also sell blocks of 50,000 shares that will not be included in such 15%.

            Seaside will withhold and place into escrow with its counsel, 30% of the Seaside Ordinary Shares that the Company would otherwise receive (the "Downside Protection Shares"). If the shares of Company common stock sold to Seaside declines in value prior to the date that is one year after the Closing, then Seaside will retain one percent of the Downside Protection Shares for each one percent decline in the price of Company common stock. If no decline occurs, the Downside Protection Shares will be delivered to the Company.

            The Company has engaged Hunter Wise Financial Group, Inc. as an advisor in this transaction and has agreed to pay a fee equal to five percent of the Ordinary Shares received (including the Downside Protection Shares) and five percent of the shares of Company common stock issued to Seaside.

            The Company and Seaside have not previously engaged in any material relationship and Seaside is not, as of the date of the Agreement, an affiliate.

Item 3.02.  Unregistered Sales of Equity Securities.

            Pursuant to the two agreements described above under Item 1.01, the Company has agreed to issue 500,000 shares of restricted common stock to Round II, Inc. in exchange for investor relations services and up to 1,400,000 shares of restricted common stock, with registration rights, to Seaside Investments, PLC. Such shares have been issued without registration pursuant to one or more exemptions from registration under the Securities Act of 1933.

99.1     Press Release


                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2004


SECURED DIVERSIFIED INVESTMENT, LTD.

By: /s/CLIFFORD L. STRAND
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Clifford L. Strand, Chief Executive Officer


                              EXHIBIT INDEX

Exhibit Number             Description
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99.1                       Press Release